Exhibit (d)(36)

ASSUMPTION AGREEMENT

AGREEMENT made as of January 1, 2007 between WEISS, PECK & GREER INVESTMENTS (“WPG”) and ROBECO INVESTMENT MANAGEMENT, INC . (“ROBECO”), each a wholly-owned and indirect subsidiary of ROBECO GROEP N .V.

WHEREAS, The RBB Fund, Inc. (the “Company”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) ;

WHEREAS, WPG has been previously appointed as investment adviser to the Robeco WPG Small Cap Value Fund, Robeco WPG Large Cap Growth Fund and Robeco WPG Core Bond Fund (the “Portfolios”) of the Company pursuant to an Advisory Agreement dated April 29, 2005, and the addenda thereto (together the “Investment Advisory Agreement”) ; and

WHEREAS, the parties desire to have ROBECO act as investment adviser with respect to each Portfolio pursuant to the Investment Advisory Agreement .

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows :

1 . ROBECO hereby assumes all rights and obligations of WPG under the Investment Advisory Agreement with respect to the Portfolios .

2. WPG and ROBECO hereby represent that : (a) the management personnel of WPG responsible for providing investment advisory services to the Portfolios under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, will continue to provide the same services for the Portfolios as officers or employees of ROBECO ; and (b) both WPG and ROBECO remain wholly-owned direct and indirect subsidiaries of Robeco Groep N .V. Consequently, WPG and ROBECO believe that the assumption effected by this Agreement does not involve a change in actual control or actual management with respect to the investment adviser for the Portfolios .

3. ROBECO is hereby bound by all of the terms of the Investment Advisory Agreement, which will continue in full force and effect with respect to ROBECO.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BOSTON PARTNERS ASSET MANAGEMENT

By:	/s/ William G. Butterly
Name:	William G. Butterly, III
Title :	Senior Managing Director

ROBECO INVESTMENT MANAGEMENT, INC.

By:	/s/ William G. Butterly
Name:	William G. Butterly, III
Title :	Senior Managing Director

Acknowledged as of the Date
First Set Forth Above :

THE RBB FUND, INC.

By:	/s/ Edward Roach
Name:	Edward Roach
Title :	President